EXHIBIT 99.1

Bovie Medical Corporation Reports Fourth Quarter and Full Year 2017 Financial Results;
Provides Fiscal Year 2018 Financial Outlook
Advanced Energy Sales of $3.1 million in Q4, up 219% year-over-year, driven by strong J-Plasma® sales.

CLEARWATER, FL — MARCH 12, 2018 - Bovie Medical Corporation (NYSEMKT:BVX) (the “Company”), a maker of medical devices and supplies and the developer of J-Plasma®, a patented surgical product, today reported financial results for its fourth quarter and full year ended December 31, 2017.

Fourth Quarter 2017 Financial Summary:

•	Total Q4 revenue of approximately $11.3 million, up 20% year-over-year.

◦	Advanced Energy revenue of $3.1 million, up 219% year-over-year, driven by strong J-Plasma® sales.

◦	Core revenue of approximately $7.7 million, up 2% year-over-year.

◦	OEM revenue of approximately $0.6 million, down 42% year-over-year.

•
Total Q4 adjusted EBITDA loss of approximately $580,000 versus adjusted EBITDA loss of approximately $589,000 in the fourth quarter of 2016 and excluding the effect of severance and related expense, the Q4 2017 adjusted EBITDA income would have been $944,000.

Full Year 2017 Financial Summary:

•	Total revenue of approximately $38.9 million, up 6% year-over-year.

◦	Advanced Energy revenue of $7.6 million, up 119% year-over-year, driven by strong J-Plasma® sales.

◦	Core revenue of approximately $28.6 million, up 3% year-over-year.

◦	OEM revenue of approximately $2.6 million, down 51% year-over-year.

•
Total adjusted EBITDA loss of approximately $3.7 million versus adjusted EBITDA loss of approximately $2.2 million for 2016 and excluding the effect of severance and related expense, the 2017 adjusted EBITDA loss would have been $2.2 million.

Management Comments:

“Bovie Medical is pleased to report a strong close to 2017, with fourth quarter revenue growth of 20% year-over-year driven by impressive sales of our J-Plasma technology in the cosmetic surgery market,” said Charlie Goodwin, Chief Executive Officer. “Our sales performance within the cosmetic surgery market in 2017, combined with the positive feedback received from our new surgeon customers this past year, have demonstrated the opportunity that lies in store for our J-Plasma technology.”

Mr. Goodwin continued: “Looking forward, we are committed to capitalizing on this opportunity and driving growth by further enhancing the focus of our organization on the cosmetic surgery market. In 2018, we will work to increase surgeon adoption while pursuing additional clinical support to position our J-Plasma technology for sustainable long-term growth in this market. We expect this strategy to translate to strong returns for our shareholders over time and look forward to providing future updates on our progress.”

Fourth Quarter 2017 Results:

The following tables represent revenue by reportable segment and by product line:

	Three Months Ended December 31,		Increase/Decrease		Twelve Months Ended December 31,		Increase/Decrease
(In thousands)	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Core	$7,690	$7,547	$143	1.9%	$28,649	$27,808	$841	3.0%
OEM	568	977	(409)	(41.9)%	2,598	5,328	(2,730)	(51.2)%
Advanced Energy	3,090	970	2,120	218.6%	7,636	3,491	4,145	118.7%
Total	$11,348	$9,494	$1,854	19.5%	$38,883	$36,627	$2,256	6.2%

	Three Months Ended December 31,		Increase/Decrease		Twelve Months Ended December 31,		Increase/Decrease
(In thousands)	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Electrosurgical	$7,986	$5,881	$2,105	35.8%	$25,727	$20,901	$4,826	23.1%
Cauteries	1,917	1,684	233	13.8%	7,141	7,101	40	0.6%
Lighting	469	664	(195)	(29.4)%	2,435	2,710	(275)	(10.1)%
Other	976	1,265	(289)	(22.8)%	3,580	5,915	(2,335)	(39.5)%
Total	$11,348	$9,494	$1,854	19.5%	$38,883	$36,627	$2,256	6.2%

Total revenue for fourth quarter 2017 increased $1.9 million, or 19.5%, to $11.3 million, compared to $9.5 million in the fourth quarter of 2016. Advanced Energy segment sales, nearly all of which are from sales of J-Plasma products, increased approximately $2.1 million, or 218.6% year-over-year, to $3.1 million, compared to approximately $1.0 million last year. Core segment sales increased approximately $0.1 million, or 1.9% year-over-year, to $7.7 million, compared to approximately $7.5 million last year. OEM segment sales decreased $0.4 million, or 41.9% year-over-year, to $0.6 million, compared to $1.0 million last year.

By product line, sales of electrosurgical, cauteries, lighting and other products represented 70% 17%, 4% and 9% of total revenue, respectively, for the three months ended December 31, 2017. The largest product line contributor to total revenue growth in the fourth quarter of 2017 was a 35.8% increase in sales of electrosurgical products, driven primarily by Advanced Energy sales.

	Three Months Ended December 31,		Increase/Decrease		Twelve Months Ended December 31,		Increase/Decrease
(In thousands)	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Domestic	$9,469	$8,948	$521	5.8%	$33,147	$32,050	$1,097	3.4%
International	1,879	546	1,333	244.1%	5,736	4,577	1,159	25.3%
Total	$11,348	$9,494	$1,854	19.5%	$38,883	$36,627	$2,256	6.2%

Revenue in the United States increased $0.5 million, or 5.8% year-over-year, to $9.5 million, and international revenue increased approximately $1.3 million, or 244.1% year-over-year, to $1.9 million. Our international sales growth in the fourth quarter was primarily driven by strong demand from distributors in our Core business, fueled in part by additional registrations in international countries that were obtained during the course of 2017. We also saw strong international sales during the quarter in our Advanced Energy business.

Gross profit for the fourth quarter of 2017 increased $1.1 million, or 22.1% year-over-year, to $5.9 million, compared to $4.8 million for fourth quarter of 2016. Gross margin increased approximately 110 basis points year-over-year to 52.0% for the fourth quarter of 2017, compared to 50.9% last year. The increase in gross margins was primarily due to higher margins in the Advanced Energy segment, driven by higher volume and pricing mix on generator sales.

Operating expenses for the fourth quarter of 2017 increased approximately $1.1 million, or 18.9% year-over-year, to $7.0 million, compared to $5.9 million for the fourth quarter of 2016. The increase in operating expenses was driven by $1.5 million of non-recurring severance and related expense due to the departures of former members of our executive team and the related closure of the corporate office in Purchase, New York. Fourth quarter operating expenses increased $1.2 million driven by selling, general and administrative expenses, which were partially offset by a $1.4 million decrease in salaries and related costs.

Loss from operations for the fourth quarter of 2017 was $1.1 million, compared to a loss from operations of $1.0 million for the comparable period last year.

Net loss attributed to common shareholders for the fourth quarter of 2017 was $0.8 million, or $0.03 per diluted share, compared to a net loss of $0.5 million, or $0.02 per diluted share, for the fourth quarter of 2016.

As of December 31, 2017, the Company had cash and equivalents of $10.7 million as compared to $15.2 million as of December 31, 2016. The Company had working capital of $16.6 million as of December 31, 2017 as compared to $21.3 million as of December 31, 2016.

Full Year 2017 Results:

Total revenue for the full year 2017 increased $2.3 million, or 6.2%, to $38.9 million, compared to $36.6 million in 2016. Total revenue growth was driven by an 118.7% increase in Advance Energy sales and a 3.0% increase in Core sales, and was partially offset by a 51.2% decrease in OEM sales.

Gross profit for 2017 increased $1.8 million, or 10.3% year-over-year, to $19.8 million, compared to $17.9 million for 2016. Gross margin for 2017 increased approximately 190 basis points year-over-year to 50.8%, compared to 48.9% last year. The increase in gross margin was driven by higher margins in the Company’s Advanced Energy and Core segments. The overall increase in margins was partially offset by reduced revenue and orders of lower margin product in the Company’s OEM segment.

Operating expenses for 2017 increased $3.3 million, or 15.3% year-over-year, to $25.0 million, compared to $21.7 million for 2016. The increase in operating expenses was primarily driven by a $2.8 million increase in selling, general and administrative expenses over the prior year.

Loss from operations for 2017 was $5.3 million, compared to a loss from operations of $3.8 million for 2016.

Net loss attributed to common shareholders for 2017 was $5.1 million, or $0.17 per diluted share, compared to a loss of $4.0 million, or $0.15 per diluted share, for 2016.

2018 Outlook:

•
The Company expects total revenue in the range of $41.0 million to $42.5 million, representing growth of 5% to 9% year-over-year. The Company expects total revenue growth to be driven by Advanced Energy sales growth in the range of approximately 40% to 45% year-over-year.

•	The Company expects adjusted EBITDA in a range of $1.0 million to $1.5 million.

Conference Call Details:

Management will host a conference call at 4:30 p.m. Eastern Time on March 12, 2018 to discuss the results of the quarter and to host a question and answer session. To listen to the call by phone, interested parties within the U.S. may dial 844-507-6493 (or 647-253-8641 for international callers) and provide access code 8981539. Participants should ask for the Bovie Medical Corporation Call. A live webcast of the call will be accessible via the Investor Relations section of the Company’s website and at:

https://event.on24.com/wcc/r/1553553/E526C7643DE03B214A33F4DC804C2746

A telephonic replay will be available approximately two hours after the end of the call through March 26, 2018. The replay can be accessed by dialing 800-585-8367 for U.S. callers or 416-621-4642 for International callers and using the replay access code: 8981539. The webcast will be archived on the Investor Relations section of the Company's website.

Investor Relations Contact:

Westwicke Partners on behalf of Bovie Medical Corporation
Mike Piccinino, CFA
443-213-0500
investor.relations@boviemed.com

About Bovie Medical Corporation:

Bovie Medical Corporation is a leading maker of medical devices and supplies as well as the developer of J-Plasma®, a patented plasma-based surgical product for cutting, coagulation and ablation of soft tissue. J-Plasma® utilizes a helium ionization process to produce a stable, focused beam of plasma that provides surgeons with greater precision, minimal invasiveness and an absence of conductive currents through the patient during surgery. The new J-Plasma® handpieces with Cool-Coag™ technology deliver the precision of helium plasma energy, the power of traditional monopolar coagulation and the efficiency of plasma beam coagulation - enabling thin-layer ablation and dissection and fast coagulation with a single instrument, minimizing instrument exchange and allowing a surgeon to focus on their patient and their procedures. With Cool-Coag technology, the new J-Plasma handpieces can deliver three distinctly different energy modalities - further increasing the utility and versatility of the J-Plasma system. Bovie Medical Corporation is also a leader in the manufacture of a range of electrosurgical products and technologies, marketed through both private labels and the Company’s own well-respected brands (Bovie®, IDS™ and DERM™) to distributors worldwide. The Company also leverages its expertise through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company’s current and new products, please refer to the Investor Relations section of Bovie Medical Corporation at www.boviemed.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company's filings with the Securities and Exchange Commission including the Company's Report on Form 10-K for the year ended December 31, 2016 and subsequent Form 10-Q filings. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

BOVIE MEDICAL CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Sales	$11,348	$9,494	$38,883	$36,627
Cost of sales	5,449	4,664	19,122	18,712
Gross profit	5,899	4,830	19,761	17,915
Other costs and expenses:
Research and development	440	676	2,455	2,618
Professional services	480	441	1,771	1,486
Salaries and related costs	1,123	2,546	7,906	9,038
Selling, general and administrative	3,420	2,211	11,370	8,565
Severance and related expense	1,524	—	1,524	—
Total other costs and expenses	6,987	5,874	25,026	21,707
Loss from operations	(1,088)	(1,044)	(5,265)	(3,792)
Interest expense, net	(33)	(35)	(136)	(158)
Change in fair value of derivative liabilities	126	620	183	64
Total other income (loss), net	93	585	47	(94)
Loss before income taxes	(995)	(459)	(5,218)	(3,886)
Income tax (benefit) expense	(171)	64	(156)	64
Net loss	$(824)	$(523)	$(5,062)	$(3,950)

Loss per share
Basic	$(0.03)	$(0.02)	$(0.16)	$(0.14)
Diluted	$(0.03)	$(0.02)	$(0.17)	$(0.15)

Weighted average number of shares outstanding - basic	32,864	28,574	31,420	27,433
Weighted average number of shares outstanding - dilutive	32,864	28,618	31,427	27,449

BOVIE MEDICAL CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands, except share and per share data)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$9,949	$14,456
Restricted cash	719	779
Trade accounts receivable, net of allowance of $204 and $118	4,857	4,733
Inventories, net	6,526	6,158
Prepaid expenses and other current assets	496	413
Total current assets	22,547	26,539
Property and equipment, net	6,408	6,449
Brand name and trademark	1,510	1,510
Purchased technology and license rights, net	179	215
Goodwill	185	185
Deposits	92	109
Other assets	67	103
Total assets	$30,988	$35,110

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,583	$1,606
Accrued severance and related	1,242	—
Accrued payroll	447	419
Accrued vacation	74	404
Current portion of mortgage note payable	239	239
Accrued and other liabilities	2,388	2,604
Total current liabilities	5,973	5,272
Mortgage note payable, net of current portion	2,455	2,694
Note payable	140	140
Deferred rents	—	14
Deferred tax liability	368	564
Derivative liabilities	20	203
Total liabilities	8,956	8,887
STOCKHOLDERS' EQUITY
Series B convertible preferred stock, $0.001 par value; 3,588,139 authorized and zero issued and outstanding as of December 31, 2017 and 3,588,139 authorized and 975,639 issued and outstanding as of December 31, 2016, respectively	—	1
Common stock, $0.001 par value; 75,000,000 shares authorized; 33,021,170 issued and 32,878,091 outstanding as of December 31, 2017 and 40,000,000 shares authorized; 31,002,832 issued and 30,859,753 outstanding as of December 31, 2016, respectively	33	31
Additional paid-in capital	50,495	49,625
Accumulated deficit	(28,496)	(23,434)
Total stockholders' equity	22,032	26,223
Total liabilities and stockholders' equity	$30,988	$35,110

BOVIE MEDICAL CORPORATION RECONCILIATION OF GAAP NET INCOME/(LOSS) RESULTS TO NON-GAAP ADJUSTED EBITDA/(LOSS) (Unaudited) (In thousands)

Use of Non-GAAP Financial Measures

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

The Company has presented the following non-GAAP financial measures in this press release: adjusted EBITDA. The Company defines adjusted EBITDA as its reported net income/(loss) (GAAP) plus income tax expense, interest expense, net, depreciation and amortization, stock-compensation expense, and changes in value of derivative liabilities.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net loss GAAP Basis	$(824)	$(523)	$(5,062)	$(3,950)
Interest expense, net	33	35	136	158
Income tax (benefit) expense	(171)	64	(156)	64
Depreciation and amortization	169	178	696	734
Stock based compensation	339	277	871	809
Change in fair value of derivative liabilities	(126)	(620)	(183)	(64)
Adjusted EBITDA	(580)	(589)	(3,698)	(2,249)
Severance and related expense	1,524	—	1,524	—
Adjusted EBITDA, excluding non-recurring items*	944	(589)	(2,174)	(2,249)
*Fourth quarter and fiscal year 2017 periods include approximately $1.5 million of non-recurring severance and expenses related to former members of the Company’s executive management team and related closure of the corporate office in Purchase, New York.

The following unaudited table presents a reconciliation of net loss to Adjusted EBITDA for our 2018 guidance:

Year Ended
2018
Net loss GAAP Basis	$(300)
Interest expense, net	150
Income tax (benefit) expense	—
Depreciation and amortization	700
Stock based compensation	700
Change in fair value of derivative liabilities	—
Adjusted EBITDA	1,250

The reconciliation assumes the mid-point of the Adjusted EBITDA loss range and the midpoint of each component of the reconciliation, corresponding to guidance of $1.0 million to $1.5 million for 2018.